EXHIBIT 99.1

Great Lakes Reports First Quarter Results -- Earnings Per Share Meets Consensus Estimate & Backlog Remains Robust at $710 Million

OAK BROOK, Ill., May 03, 2016 (GLOBE NEWSWIRE) -- Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of environmental and infrastructure services, today reported financial results for the quarter ended March 31, 2016.

For the three months ended March 31, 2016, Great Lakes reported revenue of $163.1 million, net loss of $4.0 million and Adjusted EBITDA of $13.0 million.

Chief Executive Officer Jonathan Berger commented, “The Company’s first quarter 2016 results were driven by the domestic dredging business, including strong performances on several coastal protection and capital projects.  Compared to the first quarter of 2015, the environmental & infrastructure (E&I) segment’s performance significantly improved, though still at a loss due to the seasonality of the business.  The improvement was driven by the resolution of certain claims and change orders and project losses in 2015 that did not reoccur, somewhat offset by a new project loss. Within our E&I segment, we will continue to take meaningful measures that will be transformative for the business, including making cost reductions to align the organization with its expected revenue.  We firmly believe that 2016 will be a year of marked improvement for this segment.”

Mark Marinko, Chief Financial Officer, added, “At March 31, 2016, total assets and total liabilities on our balance sheet remained fairly consistent with year-end 2015.  During the first quarter, we invested $8.4 million of our free cash flow to finance the construction cost of our ATB hopper dredge.  We expect to continue to deploy our free cash flow for the remainder of the year to complete construction on this vessel.

“As indicated on October 16, 2015, exploring potential opportunities to enhance shareholder value, the Company's Board of Directors initiated a process to review potential strategic alternatives for the Company.  The process commenced in earnest during the fourth quarter and is progressing.”

First Quarter 2016 Highlights

Great Lakes Dredge & Dock Corporation
Select Income Statement Results
(Unaudited and in thousands)

	Three Months Ended
	March 31,
	2016			2015
	Dredging	Environmental & Infrastructure	Total Consolidated	Dredging	Environmental & Infrastructure	Total Consolidated	Total Consol. Variance
Revenue	$145,013	$19,090	$163,119	$154,128	$21,552	$174,557	$(11,438)

Gross Profit	23,350	(3,360)	19,990	18,263	(7,582)	10,682	9,308
Gross Profit Margin	16.1%	-17.6%	12.3%	11.8%	-35.2%	6.1%

Operating Income (Loss)	10,585	(10,674)	(89)	7,874	(15,132)	(7,258)	7,169
Operating Margin	7.3%	-55.9%	-0.1%	5.1%	-70.2%	-4.2%

Note: As a result of intersegment eliminations, the segment financial information will not sum to the total consolidated results.

Dredging

  Revenue in the first quarter 2016 decreased over the prior year period primarily due to lower foreign capital revenue, partially offset by higher domestic capital, coastal protection and rivers & lakes revenues.
  Gross profit increased 27.9% during the first quarter compared to the same quarter 2015 primarily due to strong performance on several domestic coastal protection and capital projects.
  Operating income increased 34.4% in the first quarter 2016 compared to the prior year quarter due to higher gross profit margin, partially offset by higher G&A expense related to labor costs and legal fees.
  Dredging backlog was $633.2 million at the end of the first quarter, which is a decrease of $44.5 million compared to backlog at December 31, 2015.

Environmental & Infrastructure

  Revenue decreased in the first quarter 2016 compared to the first quarter of 2015 during which a greater amount of revenue was earned on a project in California.
  The 55.7% improvement in negative gross profit in the first quarter 2016 is a result of stronger contract margin, due in part to the resolution of certain change orders and claims, non-recurring job losses from 2015, and lower overhead, primarily related to lower labor costs, which was partially offset by one new project moving to a loss position.
  Operating loss improved 29.5% in the first quarter 2016 primarily due to improved negative gross profit margin.
  Backlog was $77.3 million at the end of the first quarter, which is an increase of $3.9 million compared to backlog at December 31, 2015.

Total Company

  Net loss was $4.0 million compared to net loss of $8.4 million in the first quarter of 2015.  The loss in the current period includes income tax benefit of $2.7 million and interest expense of $5.7 million.  The loss in the first quarter of 2015 includes income tax benefit of $6.0 million, interest expense of $5.6 million and $1.1 million equity in loss of joint ventures related to the joint ventures that were dissolved in 2015.
  Adjusted EBITDA was $13.0 million, an $8.6 million increase from $4.4 million in the first quarter of 2015.
  Total capital expenditures for the quarter were $17.5 million.  Capital expenditures during the first quarter include $12.0 million to support growth, including $8.4 million for the ATB, and the majority of the remainder for improvements to the dredging fleet.  In the prior year quarter, total capital expenditures were $33.3 million and included $15.6 million to purchase a vessel that was formerly leased, $12.0 million to support growth, which included $6.8 million for the ATB, and the remainder for improvements to the dredging fleet and other equipment.
  Cash at March 31, 2016 was $15.9 million, with total debt of $367.0 million ($7.5 million short-term debt and $359.5 million long-term debt).
  Total company backlog at March 31, 2016 was $710.4 million.

Outlook

Mr. Berger concluded, “The domestic dredging bid market totaled $126 million during the first quarter of 2016.  Our dredging segment won 66% of our addressable bid market, which is above the average combined dredging bid market share over the prior three years.  The $34 million coastal protection project in Norfolk, Virginia and the Cheniere Ronquille coastal restoration project in the Gulf of Mexico valued at $27 million are a significant portion of our awards during the first quarter.  Additionally, a $7.5 million emergency maintenance dredging project in South West Pass on the Mississippi River to improve navigable draft was awarded during the first quarter.

"Subsequent to the quarter end, we were awarded a $38.6 million coastal protection project in Dare County, North Carolina.  This project awaits final approval from the North Carolina Local Government Commission, which we expect to receive in the second or third quarter.  As we stated in our fourth quarter 2015 earnings release, the domestic project mix in 2016 is more balanced across our three major equipment types, leading to expected higher overall utilization for our diverse domestic fleet during the year.

“Internationally, subsequent to quarter-end, we secured two subcontracts valued at approximately $55 million to complete work on two land reclamation and development projects in the Middle East.  Work has commenced on these projects and will keep a significant portion of our Middle East fleet utilized through the end of the year.

“We are encouraged by the progress being made in the House and Senate Appropriations Committees on their fiscal year 2017 Energy & Water Appropriations bills, which provide funding for the U.S. Army Corps of Engineers.  We are pleased at the funding levels for the Corps in both bills, both of which include hitting the Harbor Maintenance Tax (HMT) spending target.  We are optimistic that Congress will work together and send a final bill to the President later in the year."

The Company will be holding a conference call at 9:00 a.m. C.D.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, May 3, 2016 at 9:00 a.m. C.D.T. (10:00 a.m. E.D.T.). The call in number is 877-377-7553 and Conference ID is 98076305. The conference call will be available by replay until Wednesday, May 4, 2016, by calling 855-859-2056 and providing Conference ID 98076305. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Adjusted EBITDA

Adjusted EBITDA, as provided herein, represents net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation, Adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments, goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA is not a measure derived in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company presents Adjusted EBITDA as an additional measure by which to evaluate the Company's operating trends. The Company believes that Adjusted EBITDA is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company's primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA to evaluate the Company's period to period performance. Additionally, management believes that Adjusted EBITDA provides a transparent measure of the Company's recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA to assess performance for purposes of determining compensation under the Company's incentive plan. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company's use of Adjusted EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company's business. For these reasons, the Company uses operating income to measure the Company's operating performance and uses Adjusted EBITDA only as a supplement. Adjusted EBITDA is reconciled to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company's SEC filings.

The Company

Great Lakes Dredge & Dock Corporation ("Great Lakes" or the "Company") is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and infrastructure services on land and water. The Company employs civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its over 125-year history, the Company has never failed to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to: our ability to obtain federal government dredging and other contracts; our ability to qualify as an eligible bidder under government contract criteria and to compete successfully against other qualified bidders; risks associated with cost over-runs, operating cost inflation and potential claims for liquidated damages, particularly with respect to our fixed cost contracts; the timing of our performance on contracts; significant liabilities that could be imposed were we to fail to comply with government contracting regulations; risks related to international dredging operations, including instability in the Middle East; a significant negative change to large, single customer contracts from which a significant portion of our international revenue is derived; changes in previously-recorded revenue and profit due to our use of the percentage-of-completion method of accounting; consequences of any lapse in disclosure controls and procedures or internal control over financial reporting; changes in the amount of our estimated backlog; our ability to obtain bonding or letters of credit; increasing costs to operate and maintain aging vessels; equipment or mechanical failures; acquisition integration and consolidation risks; liabilities related to our historical demolition business; impacts of legal and regulatory proceedings; unforeseen delays and cost overruns related to the construction of new vessels; our becoming liable for the obligations of joint ventures, partners and subcontractors; risks associated with the review of potential strategic alternatives by our Board of Directors; capital and operational costs due to environmental regulations; unionized labor force work stoppages; maintaining an adequate level of insurance coverage; information technology security breaches; our substantial amount of indebtedness; restrictions imposed by financing covenants; the impact of adverse capital and credit market conditions; limitations on our hedging strategy imposed by new statutory and regulatory requirements for derivative transactions; foreign exchange risks; changes in macroeconomic indicators and the overall business climate; and losses attributable to our investments in privately financed projects. For additional information on these and other risks and uncertainties, please see Item 1A. "Risk Factors" of Great Lakes' Annual Report on Form 10-K for the year ended December 31, 2015, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Contract revenues	$163,119	$174,557
Gross profit	19,990	10,682
General and administrative expenses	20,089	17,948
Gain on sale of assets—net	(10)	(8)
Operating loss	(89)	(7,258)
Interest expense—net	(5,721)	(5,630)
Equity in loss of joint ventures	(115)	(1,098)
Other expense	(763)	(441)
Loss before income taxes	(6,688)	(14,427)
Income tax benefit	2,653	6,037
Net loss	$(4,035)	$(8,390)

Basic loss per share	$(0.07)	$(0.14)
Basic weighted average shares	60,507	60,265

Diluted loss per share	$(0.07)	$(0.14)
Diluted weighted average shares	60,507	60,265

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Loss to Adjusted EBITDA
(Unaudited and in thousands)

	Three Months Ended
	March 31,
	2016	2015
Net loss	$(4,035)	$(8,390)
Adjusted for:
Interest expense—net	5,721	5,630
Income tax benefit	(2,653)	(6,037)
Depreciation and amortization	13,928	13,153
Adjusted EBITDA	$12,961	$4,356

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	March 31,	December 31,
	2016	2015

Cash and cash equivalents	$15,894	$14,184
Total current assets	298,497	329,733
Total assets	872,502	898,124
Total current liabilities	171,783	205,690
Long-term debt	359,513	345,790
Total equity	249,889	252,173

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended
	March 31,
Revenues	2016	2015
Dredging:
Capital - U.S.	$51,937	$47,357
Capital - foreign	1,509	41,699
Coastal protection	47,213	20,072
Maintenance	37,583	42,147
Rivers & lakes	6,771	2,853
Total dredging revenues	145,013	154,128
Environmental & infrastructure	19,090	21,552
Intersegment revenue	(984)	(1,123)
Total revenues	$163,119	$174,557

	As of
	March 31,	December 31,	March 31,
Backlog	2016	2015	2015
Dredging:
Capital - U.S.	$386,638	$411,506	$212,662
Capital - foreign	1,750	1,750	85,851
Coastal protection	124,949	118,858	218,552
Maintenance	43,931	77,995	26,850
Rivers & lakes	75,898	67,589	93,039
Total dredging backlog	633,166	677,698	636,954
Environmental & infrastructure	77,266	73,349	104,235
Total backlog	$710,432	$751,047	$741,189

GLDD FIN

For further information contact:
Mary Morrissey
Investor Relations
630-574-3467